Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT:
Christopher J. Munyan
President and Chief Executive Officer
(215) 569-9900

FOR IMMEDIATE RELEASE:

September 1, 2010

CSS INDUSTRIES, INC. ANNOUNCES NEW PRESIDENT
OF C.R. GIBSON, LLC

CSS Industries, Inc. (NYSE: CSS) announced today that Laurie Gilner is joining the organization as President of its C.R. Gibson, LLC company, effective September 2, 2010. C.R. Gibson, with its principal office located in Nashville, Tennessee, is a leading designer, distributor and supplier of stationery, memory books, journals and notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations. Ms. Gilner will succeed Donald French, who has decided to retire.

Ms. Gilner has over twenty years of management and sales leadership experience with consumer product companies. Most recently, Ms. Gilner served as President and Chief Executive Officer of Perfect Timing, Inc. (formerly Lang Holdings, Inc.), a supplier of calendars, back-to-school products, stationery and specialty products with headquarters in the Milwaukee, Wisconsin area. Prior to joining Perfect Timing, Ms. Gilner served as President of the Travel Gear Division of TRG Group, a luggage and travel accessory company with headquarters in the St. Louis, Missouri area, and held progressively significant sales leadership positions with such company prior to serving as its Divisional President. Ms. Gilner received a degree in business administration from the University of Georgia. She and her family are in the process of relocating to the Nashville, Tennessee area.

“We thank Don for his years of service to our C.R. Gibson and Paper Magic Group companies, and we wish him well in his retirement,” said Christopher J. Munyan, President and Chief Executive Officer of CSS.

“We are very fortunate to have a senior executive of Laurie’s caliber, with her strong management and sales experience, join our C.R. Gibson team,” said Mr. Munyan. “Based upon Laurie’s prior business achievements, we expect her to provide significant contributions and leadership to the C.R. Gibson organization. We look forward to Laurie’s success in her new role.”

CSS is a consumer products company primarily engaged in the design and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, gift card holders, decorative tissue paper, decorations, floral accessories, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals and notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations.